Exhibit 10.1

SPECTRA ENERGY CORP

PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Award Agreement (the “Agreement”) has been made as of                      ,     (the “Date of Grant”) between Spectra Energy Corp, a Delaware corporation, with its principal offices in Houston, Texas (the “Company”), and             (the “Grantee”).

RECITALS

Under the amended and restated Spectra Energy Corp 2007 Long-Term Incentive Plan as it may, from time to time, be amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The basis for the Award is to provide an incentive for the Employee to remain with the Company and to improve Employee retention. Awards are not intended for Employees who have given notice of resignation or who have been given notice of termination by the Company, and will not accrue to Employees once such notices are given. For clarity, Awards do not accrue for Employees who have received notice, given notice or have been determined to be entitled to a notice period by a court, and no damages suffered by an Employee due to lack of sufficient notice will include compensation for loss of vesting rights or accrual of an Award. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Company has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1. Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents. The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each                     (        ). Each Phantom Stock unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and before the Dividend Equivalent expires. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Award. The Dividend Equivalents subject to this Award have been awarded to the Grantee in respect of services to be performed by the Grantee exclusively in and after the year in which the Award is made.

Section 2. Vesting of Phantom Stock Units. The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

(a) Generally. 100% upon Grantee continuously remaining an employee of the Company, including Subsidiaries, through the third anniversary of the Date of Grant.

(b) Retirement. If Grantee’s employment terminates at a time when Grantee is eligible for an immediately payable early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or under another retirement plan of the Company or Subsidiary which plan the Committee, or the delegatee, in its sole discretion, determines to be the functional equivalent of the Spectra Energy Retirement Cash Balance Plan, then the number of Phantom Stock units and tandem Dividend Equivalents to which the Grantee shall have a right to payment hereunder shall be prorated to reflect the number of whole and partial months of the period beginning on the Date of Grant and ending with the third (3rd) anniversary of the Date of Grant during which such employment continued while Grantee was entitled to payment of salary, and the remaining Phantom Stock units vested shall be forfeited. Grantee shall be considered to have “retired” but Grantee’s employment shall be considered to continue, with continued vesting under Section 2(a), (i) unless the Committee or its delegatee, in its sole discretion, determines that (A) Grantee is in violation of any obligation identified in Section 3 or (B) the termination of Grantee’s employment is for Cause, in which case all Phantom Stock units not previously vested shall be forfeited, or (ii) unless the Grantee dies, in which case the Phantom Stock units subject to the provisions of this Section 2(b) shall vest in accordance with Section 2(c).

(c) Death or Disability. If Grantee’s employment terminates (i) as the result of Grantee’s death or (ii) as the result of Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3) as applicable, the Phantom Stock units subject to this Award shall vest immediately.

(d) Involuntary Termination Without Cause. If Grantee’s employment is terminated by the Company, or employing Subsidiary, other than for Cause, (i) the number of Phantom Stock units and tandem Dividend Equivalents to which the Grantee shall have a right to payment hereunder shall be prorated to reflect the number of whole and partial months of employment occurring prior to any notice of termination, regardless of reason for termination or the party giving notice, and during the period beginning on the Date of Grant and ending with the third (3rd) anniversary of the Date of Grant, and the remaining Phantom Stock units shall be forfeited, and (ii) the unforfeited Phantom Stock units determined in accordance with clause (i) shall vest immediately.

For purposes of this Agreement, the termination of Grantee’s employment shall not result in the payment of any amount hereunder that is subject to, and not exempt under, Code Section 409A, unless such termination of employment constitutes a “separation from service” as defined under Code Section 409A.

(e) Change in Control. All Phantom Stock units and tandem Dividend Equivalent units to which the Grantee has the right to payment hereunder shall become 100% vested, if, following the occurrence of a Change in Control and before the earlier of (i) the second anniversary of such occurrence, or (ii) the third (3rd) anniversary of the Date of Grant, (A) such employment is terminated involuntarily, and not for Cause, by the Company, or employing Subsidiary, or their successor; or (B) such employment is terminated by the Grantee for Good Reason.

For the purposes of this paragraph, “Good Reason” is defined as the occurrence (without the Grantee’s express written consent) of any of the following, unless such act of failure to act is corrected, prior to the effective date of Grantee’s termination of employment, as specified in Grantee’s notice termination, as provided in the following paragraph: (A) a substantial adverse alteration in the nature or status of the Grantee’s responsibilities; (B) a reduction in the Grantee’s annual base salary, provided that there is not an across-the-board reduction similarly affecting all or substantially all similarly-situated employees of the Company; (C) a reduction in the Grantee’s target annual bonus, provided that there is not an across-the-board reduction similarly affecting all similarly-situated employees of the Company; (D) the elimination of any material employee benefit plan in which the Grantee is a participant or the material reduction of Grantee’s benefits under such plan, unless the Company either (1) immediately replaces such employee benefit plan or unless the Grantee is permitted to immediately participate in other employee benefit plan(s) providing the Grantee with a substantially equivalent value of benefits in the aggregate to those eliminated or materially reduced, or (2) immediately provides the Grantee with other forms of compensation of comparable value to that being eliminated or reduced; (E) a relocation without the written consent of the Grantee that requires the Grantee to report to a work location more than 35 miles from the work location to which the Grantee was assigned prior to the Change in Control.

Grantee is required to provide notice to the Company of the existence of any of the conditions set forth in this Section 2(e) at least fifteen (15), but not more than sixty (60), days prior to the date of Grantee’s termination of employment. Upon receipt of such notice, the Company may, prior to the effective date of Grantee’s termination of employment, cure or remedy such condition. If Grantee terminates from employment after providing notice and after the Company has cured the condition within the time frame set forth in this Section 2(e), then such termination of employment will be considered to be a voluntary termination of employment, and not a separation for Good Reason.

The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason pursuant to the foregoing provisions of this Section 2(d).

Section 3. Definition of “Cause.” For the purposes of this Agreement, “Cause” for termination by the Company of the Grantee’s employment shall mean (i) a material failure by the Grantee to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Grantee’s position, (ii) the final conviction of the Grantee of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Grantee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Grantee toward the customers or employees of the Company or any Affiliate, (iv) a material breach by the Grantee of the Company’s Code of Business Ethics, or (v) the failure of the Grantee to cooperate fully with governmental investigations involving the Company or its Affiliates; all as determined by the Company in its sole discretion.

Section 4. Violation of Grantee Obligation. In consideration of the continued vesting opportunity provided under Section 2 following the termination of Grantee’s continuous employment by the Company, including Subsidiaries, if Grantee is considered “retired”, Grantee agrees that during the period beginning with such termination of employment and ending with the third anniversary of the Date of Grant (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Company, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Company or any Subsidiary, or (ii) violate any of Grantee’s other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Company or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Company or any Subsidiary in the businesses of: gathering, processing or transmission of natural gas, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas, electricity or derivatives thereof; energy management and the provision of energy solutions; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids; sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Company, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Company, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Company, including Subsidiaries, has at least US$25 million in capital deployed as of termination of Grantee’s continuous employment by Company, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the states of (A) Virginia, (B) Georgia, (C) Florida, (D)Texas, (E) California, (F) Massachusetts, (G) Illinois, (H) Michigan, (I) New York, (J) Colorado, (K) Oklahoma and (L) Louisiana; and (v) any state or states or province or provinces with respect to which was conducted a business of the Company, including Subsidiaries, which business constituted a substantial portion of Grantee’s employment. The Company and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Company and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced. Nothing in Section 3 shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 5. Forfeiture/Expiration. Any Phantom Stock unit subject to this Award shall be forfeited upon notice of the termination of Grantee’s continuous employment with the Company and its Subsidiaries, whether such notice is given by the Grantee or by the Company, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the third anniversary of the Date of Grant. Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or , to the extent permitted by the laws of the applicable jurisdiction, deferred, (ii) is forfeited, or (iii) expires.

Section 6. Dividend Equivalent Payments. Payments with respect to any Dividend Equivalent subject to this Award shall be credited by the Company to a bookkeeping account in the Grantee’s name as soon as practicable after any time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Grant and before the Dividend Equivalent expires. Grantee shall be entitled to payment of the Dividend Equivalents credited to the bookkeeping account in a cash lump sum payment at the same time that the payment of the related Phantom Stock units subject to this Award is made in accordance with Section 7 hereof. However, should the Grantee receive shares under this Award without the right to receive a dividend and, because of the timing of the declaration of such dividend, the Grantee is not otherwise entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes. Notwithstanding any other provision hereof, in no event will any Dividend Equivalent to which the Grantee may be entitled vest, or will the right to receive a payment in respect of any Dividend Equivalent arise, after December 30 of the calendar year which is three years following the end of the year in which any portion of the services to which the award of such Dividend Equivalent relates were performed by the Grantee. In the event this would, apart from this provision, occur, notwithstanding any other provision hereof, the applicable Dividend Equivalent will vest and the Grantee will be entitled to receive payment of such Dividend Equivalent on December 30 (or the first date prior thereto that is not a Saturday, Sunday or holiday) in the first calendar year which is three years following the end of the year in which any portion of the services to which the award of such Dividend Equivalent relates were performed by the Grantee.

Section 7. Payment of Phantom Stock Units. Payment of Phantom Stock units subject to this Award shall be made to the Grantee in a single lump sum payment as soon as practicable following the time such units become vested in accordance with Section 2 prior to their expiration but in no event later than 30 days following such vesting, except to the extent deferred by Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe consistent with the requirements of Code Section 409A or any Canadian law equivalent, as applicable. Any deferral of Phantom Stock units by the Grantee hereunder shall apply to both the shares of Common Stock and the related tandem Dividend Equivalents. Payment shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any fractional vested unit of Phantom Stock shall not be payable unless and until subsequent vesting results in a full unit of Phantom Stock becoming vested. Notwithstanding the foregoing, to the extent that Grantee does not timely tender to the Company sufficient cash to satisfy withholding for tax requirements, the number of shares of Common Stock that would otherwise be paid (valued at Fair Market Value on the date the respective unit of Phantom Stock became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy such requirements. In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegatee, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to unfavorable tax consequences under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of

Code Section 409A), then if the Grantee is a “specified employee,” any such payment that the Grantee would otherwise be entitled to receive during the first six months following Grantee’s termination of employment from the Company shall be accumulated and paid, within thirty (30) days after the date that is six months following the Grantee’s date of termination of employment from the Company, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such unfavorable tax consequences such as, for example, upon the Grantee’s death.

Section 8. No Employment Right. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 9. Nonalienation. The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent, or right or privilege, shall immediately become null and void.

Section 10. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 11. Governing Law and Severability. The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

Section 12. Certain Other Definitions. The following shall apply notwithstanding anything in this Agreement or the Plan to the contrary. The term “Change in Control” has the meaning given such term in Section 2(d) of the Spectra Energy Corp 2007 Long-Term Incentive Plan. The term “Subsidiaries” shall mean any entity that is wholly owned, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee.

Section 13. Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan, the Company, acting through its Executive Compensation Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Company and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A or any Canadian law equivalent, as applicable. Accordingly, this Agreement, and any terms contained herein, shall be interpreted as necessary to comply with, or be exempt from, the requirements of Code Section 409A, Grantee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Grantee a copy of any such amendment. Further, to the extent that any term of this Agreement is ambiguous, such term shall be interpreted as necessary to comply with, or be exempt from, the requirements of Code Section 409A, as determined by the Company.

Section 14. Grantee Confidentiality Obligations. In accepting this Phantom Stock Award, Grantee acknowledges that Grantee is obligated under Company policy, and under federal and state law, to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Company and its Affiliates that are acquired by Grantee during Grantee’s employment with the Company and its

Affiliates, and that such obligations continue beyond the termination of such employment. Grantee agrees to notify any subsequent employer of such obligations and that the Company and its Affiliates, in order to enforce such obligations, may pursue legal recourse not only against Grantee, but against a subsequent employer of Grantee. Grantee agrees that he shall not disclose the existence or terms of this Agreement to anyone other than his spouse, tax advisor(s) and/or attorney(s), provided that he first obtains the agreement of such persons to be bound by the confidentiality provisions of this paragraph. Grantee also agrees to immediately give the Company written notice in accordance with the provisions of this Agreement in the event he is legally required to disclose any of the confidential information covered by the provisions of this paragraph.

Section 15. Nonsolicitation. Grantee further agrees that he will not, either directly or indirectly, solicit, hire or employ, or cause any other person, company, or entity to solicit, hire or employ, any employee or contractor retained or employed by the Company or its affiliates during the period of Grantee’s employment and for a period of seven (7) years following Grantee’s termination of employment with the Company and its affiliates. The provisions of this paragraph shall not apply to contact initiated by an employee or contractor of the Company or its affiliates in response to a general solicitation of applications for employment. Grantee agrees that this Agreement is subject to the provisions of this paragraph.

Section 16. Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either party to the other party, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

Section 17. Payments Subject to Clawback. To the extent that any payment under this Agreement is subject to clawback under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, such amount will be clawed back in appropriate circumstances, as determined under the terms and conditions prescribed by such Act and the authority issued thereunder.

Notwithstanding the foregoing, this Award is subject to cancellation by the Company in its sole discretion unless the Grantee, by not later than                          ,         , has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation Department—Phantom Stock (WO 1O23), Spectra Energy Corp, P. O. Box 1642, Houston, TX 77251-1642, which, if, and to the extent, permitted by the Executive Compensation Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Houston, Texas, to be effective as of the Date of Grant.

ATTEST:		SPECTRA ENERGY CORP

By:		By:
	Corporate Secretary	Its:	President & CEO, Spectra Energy Corp

Address for Notices:

5400 Westheimer Court

Mail Drop 1O23

Houston, Texas 77056

Attention: Karen Gowder

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this     day of                     ,         .

Grantee’s Signature

(print name)

(social security/social insurance number)

Address for Notices:

(address)

(address)

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